Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 12, 2007, accompanying the consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting included in the Annual Report of Pacific Mercantile Bancorp and Subsidiaries on Form 10-K for the year ended December 31, 2006. We hereby consent to the incorporation by reference of said report into Registration Statement Nos. 333-65634 and 333-123853 filed with the Securities and Exchange Commission on Form S-8 under the Securities Act of 1933, as amended, by Pacific Mercantile Bancorp on July 23, 2001 and April 5, 2005, respectively.

/s/ GRANT THORNTON LLP

Irvine, California

March 12, 2007